EXHIBIT 23-b



                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the Annual Report for the year ended December 31, 1997 on Form 10-K and the accompanying Proxy Statement dated on or about March 11, 1998 of SBC Communications Inc., of our report dated February 27, 1997, on our audits of the consolidated financial statements and financial statement schedule of Pacific Telesis Group and Subsidiaries as of December 31, 1996, and for each of the two years in the period then ended, as included in Pacific Telesis Group's annual report on Form 10-K for the year ended December 31, 1996.

We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the SBC Savings Plan and Savings and Security Plan (Nos. 33-54309 and 333-24295), the Stock Savings Plan (Nos. 33-37451 and 33-54291), the SBC Communications Inc. 1992 Stock Option Plan (No. 33-49855)and the SBC Communications Inc. 1995 Management Stock Option Plan (No. 33-61715) and in the Registration Statements (Form S-3) pertaining to the SBC Communications Inc. Direct Stock Purchase and Reinvestment Plan (Nos. 333-44553 and 333-08979), and SBC Communications Capital Corporation and SBC Communications Inc. (Nos. 33-45490 and 33-56909), and in the Registration Statement (Form S-4) pertaining to SBC Communictions Inc. (No. 333-45837), and in the related Prospectuses of our report dated February 27, 1997, on our audits of the consolidated financial statements and financial statement schedule of Pacific Telesis Group and Subsidiaries as of December 31, 1996 and for each of the two years in the period then ended, as included in Pacific Telesis Group's annual report on Form 10-K for the year ended December 31, 1996.

                                             COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.
San Francisco, California
March 11, 1998